Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2019 relating to the financial statements of Tanger Factory Outlet Centers, Inc. and subsidiaries and the effectiveness of Tanger Factory Outlet Centers, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tanger Factory Outlet Centers, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Charlotte, NC

January 10, 2020